EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Contact: Susan Fisher 262-636-8434  s.h.fisher@na.modine.com

Modine Reduces Quarterly Cash Dividend

Company Cites Increased Financial Flexibility
and Support for Reinvestment in Growth During Restructuring Period

RACINE, WI, May 27, 2008 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today announced that its Board of Directors has authorized a reduction in the company’s quarterly cash dividend on its common stock to a rate 10 cents per share from 17.5 cents per share.

Commenting on the dividend action, Modine Non-Executive Chairman Gary L. Neale said, “Although we continue to view the dividend as an important component of total shareholder return, we believe a reduction in the quarterly dividend is prudent at this time.  This will provide Modine additional financial flexibility and support reinvestment for growth and restructuring over the next 18 to 24 months.”

The 10 cent per share dividend will be paid June 20, 2008, to shareholders of record as of June 6, 2008.

About Modine
Modine, with fiscal 2008 revenues of $1.8 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 7,900 people at 33 facilities worldwide in 15 countries.  For more information about Modine, visit www.modine.com.

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